NEWS RELEASE

BROOKFIELD HOMES REPORTS SECOND QUARTER EARNINGS GROWTH

Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ second quarter investor conference call can be accessed by teleconference on August 9, 2004 at 11:00 am (Eastern Time) at 416-695-5261 or 1-877-667-7774. The archived teleconference may be accessed by dialing 416-695-6384 or 1-800-293-5517 and entering the pin code 7552. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.

Del Mar, California, August 6, 2004 — (BHS: NYSE) Brookfield Homes Corporation today announced strong financial results for the quarter ended June 30, 2004:

•	Revenue totaled $232 million, an increase of $32 million over the same period in 2003. The 2004 increase in revenue is primarily due to a 13% increase in the average selling price of homes closed in the quarter.

•	Net income totaled $18 million, compared to $12 million for the same period in 2003. The increase in net income is primarily due to continued strong market conditions in all our markets.

“We increased our projected 2004 home closings to 1,850 units from 1,750 units as a result of strong market conditions in all our operations. This, together with improved margins and current forward selling into 2005, led us to increase our earnings guidance for 2004 to $131 million or $4.15 per share,” commented Ian Cockwell, Brookfield Homes’ President and Chief Executive Officer.

Second Quarter 2004 Financial and Operating Highlights

Results of Operations

	Three Months Ended		Six Months Ended
	June 30		June 30
(Millions, except per share amounts) (unaudited)	2004	2003	2004	2003
Housing revenue	$212	$184	$351	$265
Total revenue	232	200	376	344
Gross margin, excluding bulk land sales	57	39	95	61
Net income	18	12	28	27

Earnings per share — diluted
— Excluding bulk land sales	$0.56	$0.24	$0.87	$0.40
— Bulk land sales	—	0.13	—	0.42

	$0.56	$0.37	$0.87	$0.82

Operating Highlights

•	As a result of strong market conditions and growth in the number of active selling communities, the company closed or has in backlog 100% of the 1,850 planned home closings for 2004, an increase from the 1,528 homes closed in 2003.

•	The strength of our markets has contributed to continued price appreciation in our projects, resulting in a significant improvement in gross margins.

•	The company continues to control over 23,000 lots, approximately a 12 year supply based on our current level of activity, providing strong visibility on our future cash flows.

•	A summary of 2004 operating highlights by region follows:

>	San Francisco Bay Area — Opened two new housing communities in Windemere with strong market acceptance and sales, and acquired control through options on over 900 unentitled lots.

>	San Diego / Riverside — Advanced development at our major projects in San Diego and successfully launched three new communities with strong market acceptance.

>	Southland / Los Angeles — Sold 136 homes during the quarter, an increase of 38 units over the same period in 2003, and acquired control through options on over 300 lots.

>	Northern Virginia — Continued to develop the current phases of the Braemar master-planned community and optioned a further 700 unentitled lots near Braemar, building on the success of this active selling community.

Outlook

“Home buyers continue to fuel the demand for move-up and luxury housing, as interest rate increases to date have not significantly inhibited demand. We are on target to deliver approximately 2,000 homes in 2005, which will continue to drive our bottom-line growth. In addition, our ability to expand or retract our owned lot supply through low-risk options in the supply-constrained California and Virginia markets, positions us for sustainable long-term growth, and protects our capital if markets soften,” concluded Cockwell.

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Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 23,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home closings and deliveries (and the timing thereof), targeted 2004 earnings guidance, visibility of future cash flows, lot supply, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “projected”, “planned”, “should”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(Unaudited)
	Three Months Ended		Six Months Ended
	June 30		June 30
(thousands, except per share amounts)	2004	2003	2004	2003
Revenue
Housing	$212,080	$183,343	$351,038	$264,786
Land and other revenues	16,367	5,953	20,598	66,285
Equity in earnings from housing and land joint ventures	3,142	10,363	3,993	12,576

Total revenue	231,589	199,659	375,629	343,647
Direct cost of sales	174,827	152,983	280,998	256,664

	56,762	46,676	94,631	86,983
Selling, general and administrative expense	17,200	16,819	33,371	26,554
Interest expense	6,100	7,512	9,980	13,023
Minority interest	4,661	2,400	6,807	3,174

Net income before taxes	28,801	19,945	44,473	44,232
Income tax expense	10,945	7,985	16,900	17,692

Net income	$17,856	$11,960	$27,573	$26,540

Weighted average shares outstanding
Basic	30,882	32,028	30,881	32,051
Diluted	31,600	32,278	31,511	32,284

Earnings per share
Basic	$0.58	$0.37	$0.89	$0.83
Diluted	$0.56	$0.37	$0.87	$0.82

Brookfield Homes Corporation
Condensed Balance Sheets

	(Unaudited)
	As at June 30		As at December 31
(thousands)	2004	2003	2003
Assets
Housing and land inventory	$680,548	$638,974	$567,302
Investments in housing and land joint ventures	76,590	84,571	78,198
Consolidated land inventory not owned	20,925	—	25,542
Receivables and other assets	64,258	66,349	80,346
Cash and cash equivalents	81,177	36,329	218,606
Deferred tax asset	45,915	18,423	43,446

	$969,413	$844,646	$1,013,440

Liabilities and Stockholders’ Equity
Project specific and other financings	$484,066	$351,666	$426,311
Accounts payable and other liabilities	157,834	80,057	145,090
Subordinated debt	137,294	40,000	—
Minority interest	58,533	29,543	59,781
Stockholders’ equity	131,686	343,380	382,258

	$969,413	$844,646	$1,013,440

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